UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2015 (December 3, 2015)

Group 1 Automotive, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	1-13461	76-0506313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Gessner

Suite 500

Houston, Texas 77024

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 647-5700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

Purchase Agreement

On December 3, 2015, Group 1 Automotive, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”), by and among the Company, Wells Fargo Securities LLC, as representative of the initial purchasers listed in Schedule 1 thereto (the “Initial Purchasers”), and the guarantors listed in Schedule 2 thereto (collectively, the “Guarantors”), which provides for the sale by the Company of $300,000,000 aggregate principal amount of its 5.250% Senior Notes due 2023 (the “Notes”) to the Initial Purchasers (the “Offering”). The Notes will be initially sold to investors at par. The Notes will be guaranteed on an unsecured senior basis (the “Guarantees”) by each of the Guarantors. The closing of the issuance and sale of the Notes is expected to occur on December 8, 2015, subject to customary closing conditions.

The Notes will mature on December 15, 2023 and will be redeemable at the Company’s option at specified prices on or after December 15, 2018. Before then the Company will be entitled to redeem a portion of the Notes using certain equity proceeds and will be otherwise entitled to redeem the Notes at a specified make-whole redemption price. The Notes will contain customary restrictive covenants and will obligate the Company to offer to repurchase the Notes in the event of a change of control.

The Company expects to receive net proceeds of $295.4 million from the Offering after deducting the Initial Purchasers’ discounts and commissions and estimated offering expenses. The Company expects to use the proceeds of the Offering to repay amounts outstanding under the Acquisition Line of its revolving credit facility, to make a contribution to its floorplan offset account and for general corporate purposes.

The Notes and Guarantees will be offered and sold to the Initial Purchasers pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchasers intend to resell the Notes to qualified institutional buyers under Rule 144A of the Securities Act and to persons outside the United States pursuant to Regulation S of the Securities Act.

The Purchase Agreement contains customary representations, warranties and covenants and includes the terms and conditions for the sale of the Notes, indemnification (including indemnification for liabilities under the Securities Act) and contribution obligations and other terms and conditions customary in agreements of this type.

The summary of the Purchase Agreement set forth in this Item 1.01 does not purport to be complete and is qualified by reference to such agreement, a copy of which is being filed as Exhibit 1.1 hereto and is incorporated herein by reference.

The information contained in this Current Report on Form 8-K, including the exhibits, shall not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Relationships

Certain of the Initial Purchasers and their affiliates have engaged in investment banking, commercial banking and other financial advisory and commercial dealings with the Company and its affiliates. In particular, the Initial Purchasers and/or their affiliates are lenders under the Company’s revolving credit facility and may receive a portion of the amount repaid under such revolving credit facility with the net proceeds of the Offering.

Item 8.01 – Other Events.

On December 3, 2015, the Company issued a press release announcing the pricing of the Notes described in Item 1.01 of this Current Report on Form 8-K. A copy of this press release is filed as Exhibit 99.1 to this report, which is incorporated by reference into this Item 8.01.

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

1.1	Purchase Agreement, dated December 3, 2015, by and among Group 1 Automotive, Inc., Wells Fargo Securities LLC, as representative of the initial purchasers listed in Schedule 1 thereto, and the guarantors listed in Schedule 2 thereto.

99.1	Press Release of Group 1 Automotive, Inc. dated as of December 3, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Group 1 Automotive, Inc.

Date: December 4, 2015	By:	/s/ John C. Rickel

	Name:	John C. Rickel
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

1.1	Purchase Agreement, dated December 3, 2015, by and among Group 1 Automotive, Inc., Wells Fargo Securities LLC, as representative of the initial purchasers listed in Schedule 1 thereto, and the guarantors listed in Schedule 2 thereto.

99.1	Press Release of Group 1 Automotive, Inc. dated as of December 3, 2015.

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